SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)                             November 9, 2006

BLACKSANDS PETROLEUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-51427	20-1740044
(State or other jurisdiction	(Commission File number)	(IRS Employer Identification No.)
of incorporation or organization)

Suite 1250, 645 7th Avenue SW, Calgary, Alberta Canada T2P 4G8

(Address of principal executive offices) (Zip Code)

(403) 870-2220

(Registrant’s Telephone Number, Including Area Code)

(Former Name, Address and Fiscal Year, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 10, 2006, we entered into an Exclusivity Agreement with Access Energy Inc. (“Access”). Pursuant to the agreement, Access agrees that for a period of 120 days from the date of the agreement, it will refrain from soliciting or encouraging the submissions of proposals or offers from any person other than us relating to the purchase of all or a significant portion of the assets of Access or its subsidiaries (a “Transaction”). In exchange for this grant of exclusivity under the agreement, we have paid Access CDN$100,000 (approximately US$88,556), which is only refundable if Access breaches the exclusivity grant under the agreement. In the event of a Transaction, this payment shall applied to monies otherwise payable by us to Access in connection with the Transaction. The agreement shall terminate upon the earliest of 120 days from the date of the agreement, the completion of a Transaction or the written agreement of Access and us to terminate the agreement.

Item 4.01 Changes in Registrant’s Certifying Accountant

On November 9, 2006, we engaged Sherb & Co., LLP, as our principal independent accountant for the fiscal year ending October 31, 2006. The appointment of Sherb & Co., LLP was approved by our board of directors.

We consulted Sherb & Co., LLP in connection with the preparation of our unaudited financial statements for the quarters ended April 30, 2006 and July 31, 2006, but such consultations were not on any matters or in any capacity that would require disclosure under Item 304(a)(2) of Regulation S-B.

Item 9.01  Financial Statements and Exhibits

Exhibits filed as part of this Report are as follows:

Exhibit 10.1 Exclusivity Agreement, dated November 10, 2006, between Blacksands Petroleum, Inc. and Access Energy Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Dated: November 10, 2006	By:	/s/ Darren R. Stevenson
Name: Darren R. Stevenson Title: President and Chief Executive Officer